Independent Auditors' Report

To the Board of Trustees of
The Advisors' Inner Circle Fund:
In planning and performing our audit of the
financial statements of Japan Smaller Companies
Fund, HGK Equity Value Fund, AIG Money Market Fund,
FMC Select Fund, FMC Strategic Value Fund, LSV Value
Equity Fund, Toews S&P 500 Hedged Index Fund, Toews
Nasdaq-100 Hedged Index Fund, Synovus Large Cap Core
Equity Fund, Synovus Mid Cap Value Fund, Synovus
Intermediate-Term Bond Fund, Synovus Georgia
Municipal Bond Fund, Commerce Capital Government
Money Market Fund, Commerce Capital Treasury
Obligations Money Market Fund, C & B Tax-Managed
Value Portfolio, C & B Mid Cap Value Portfolio, C &
B Large Cap Value Portfolio, Sterling Capital
Balanced Fund, Sterling Capital Small Cap Value
Fund, CB Core Equity Fund, McKinley Capital Large
Cap Growth Fund, Chartwell Small Cap Value Fund,
Chartwell Large Cap Core Fund and United Association
S&P 500 Index Fund (the "Funds"), twenty-four of the
forty-five funds constituting The Advisors' Inner
Circle Fund, for the year ended October 31, 2003, we
considered its internal control, including control
activities for safeguarding securities, in order to
determine our auditing procedures for the purpose of
expressing our opinion on the financial statements
and to comply with the requirements of Form N-SAR,
not to provide assurance on internal control.
The management of The Advisors' Inner Circle Fund is
responsible for establishing and maintaining
internal control.  In fulfilling this
responsibility, estimates and judgments by
management are required to assess the expected
benefits and related costs of controls.  Generally,
controls that are relevant to an audit pertain to
the entity's objective of preparing financial
statements for external purposes that are fairly
presented in conformity with generally accepted
accounting principles.  Those controls include the
safeguarding of assets against unauthorized
acquisition, use, or disposition.
Because of inherent limitations in internal control,
error or fraud may occur and not be detected.  Also,
projection of any evaluation of internal control to
future periods is subject to the risk that it may
become inadequate because of changes in conditions
or that the effectiveness of the design and
operation may deteriorate.
Our consideration of internal control would not
necessarily disclose all matters in internal control
that might be material weaknesses under standards
established by the American Institute of Certified
Public Accountants. A material weakness is a
condition in which the design or operation of one or
more of the internal control components does not
reduce to a relatively low level the risk that
misstatements caused by error or fraud in amounts
that would be material in relation to the financial
statements being audited may occur and not be
detected within a timely period by employees in the
normal course of performing their assigned
functions.  However, we noted no matters involving
internal control and its operation, including
controls for safeguarding securities, that we
consider to be material weaknesses as defined above
as of October 31, 2003.
This report is intended solely for the information
and use of management, the Board of Trustees of The
Advisors' Inner Circle Fund, and the Securities and
Exchange Commission, and is not intended to be and
should not be used by anyone other than these
specified parties.
KPMG LLP /s/
Philadelphia, Pennsylvania
December 23, 2003